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                                                                    EXHIBIT 99.2

                               RADISYS CORPORATION
                          THIRD QUARTER CONFERENCE CALL

                                OCTOBER 26, 2006
                                   4:00 PM CT

Operator:         Good afternoon. My name is Brook and I will be your conference operator today. At this time, I would like to welcome everyone to RadiSys Q3 Earnings Release Conference Call.

                  All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press `*" then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

                  Thank you. I would now like to turn the call over to Mr. Scott Grout, President and CEO. Please go ahead sir.

Scott Grout:      Thank you, Brook. Good afternoon and thank you for
                  participating in our third quarter conference call. In this call we will review our financial and strategic results for the third quarter of 2006 as well as our outlook for the fourth quarter and then open the call for questions.
                  Participating in the call today are Julia Harper, our Chief
                  Financial Officer, Brian Bronson, our VP of Finance and
                  Business Development, and myself Scott Grout, President and
                  CEO. Before we get started I'd like to turn the call over to Julia for a caution about forward-looking statements.

Julia Harper:     Thanks, Scott. Any statements in this call regarding future expectations for the business of RadiSys constitute forward-looking statements that involve a number of risks and uncertainties. We caution you not to place undue reliance on these statements. Factors that could cause actual results to differ materially from those in the forward-looking statements are discussed in our earnings release today, which may be found on our web site at www. radisys.com, and in our SEC filings, including our 2005 Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All information provided in this call is as of October 26, 2006. RadiSys undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

                  In addition, we will be referring to certain non-GAAP financial measures during this call that exclude the effects of stock-based compensation and Convedia acquisition related costs such as the write off of in-process R&D, intangible amortization, purchase price accounting adjustments, amortization of deferred compensation and integration expenses. For a reconciliation of our non-GAAP financial measures, please refer to our earnings release issued today, which is available in the investor relations section of our website at www.radisys.com.

                  Now, I'll turn the call back over to Scott.

Scott Grout:      Thank you, Julia.

                  Our GAAP revenue for the third quarter was $81.4 million, which represents approximately 9% growth over the same period last year. As a result of our recent acquisition of Convedia, we recorded a GAAP net loss in the third quarter of $13.3 million or $0.62 per share. On a non-GAAP basis, we recorded net income in the third quarter of $4.6 million or $0.18 per diluted share. Excluding the impact of Convedia, to allow for an apples-to-apples comparison, our third quarter non-GAAP results were in line with our guidance provided in July.

                  While we currently project a double digit annual revenue growth rate over 2005, we do expect to see a significant revenue decrease in the fourth quarter. This is due to continued quarterly volatility in demand from one of our large wireless customers, although we do expect demand

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                  from this customer to be up in total over 2005. We expect this decrease to be partially offset by increases in our other markets.

                  Turning to our traction with new products, we continue to make excellent progress on closing future business with our new products. We were awarded new business in both our Promentum and Procelerant product lines in applications that include IPTV, XML routing servers and medical imaging over the last quarter. Our current view of cumulative design wins since the first quarter of 2005 are now estimated to range from $550 to $650 million. These design wins include projected business with over 50 new customers in a wide range of compelling new applications. The value of these design wins are based on projected revenues in the first three years of our customers' deployment. Given the nature of these customer programs, the amount and timing of meaningful deployments cannot be certain, but we do expect to see growth in deployments starting towards the end of 2007 and into 2008. About two thirds of the cumulative design wins are from our Promentum ATCA product line and about one third are from our Procelerant and other new products. I continue to be very pleased with our design win performance and the overall market acceptance of our products.

                  We announced earlier this month the expansion of our ATCA and AMC product lines by adding two new products based on the latest processors from Cavium Networks. These new ATCA and AMC solutions provide high density Gigabit Ethernet interfaces with sophisticated dataplane acceleration. These products will help equipment manufacturers reduce development costs while accelerating the introduction of high performance network elements such as Radio Network Controllers, Session Border Controllers, Media Gateways and Security Gateways. Our new AMC 7211 provides power efficient, packet and security processing for customers requiring AMC modules for their ATCA and micro TCA platforms.

                  Per our announcement on September 1st, we completed the acquisition of Convedia, the leading provider of media processing platforms to the communications market. Integration efforts are well underway, and I am very pleased with our progress. Integration is proceeding to plan and we are successfully laying the foundation for strong unified business operations. As stated earlier, we view this acquisition as a meaningful strategic accelerator for RadiSys that will expand our platform solutions business as well as broaden our base of new products and technologies. Convedia's clear market leadership in IP media processing for the emerging IMS and VoIP markets together with our leadership in ATCA gives us a broader and more compelling portfolio of solutions and a larger total addressable market. Media server revenue growth over the next couple of quarters will be largely dependent on customers moving from current generation, TDM media processing, to IP-enabled IMS infrastructure. In particular for China as 3G licenses are awarded and 3G networks and IMS are rolled out. We currently expect the acquisition to become accretive on a non-GAAP basis in the second half of 2007, excluding the effect of Convedia-related acquisition expenses and stock-based compensation expense.

                  Returning to our third quarter results, our revenues by market were derived as follows:

                  75%, or $61.3 million of third quarter revenues were from our Communications Networking market. This market includes wireless infrastructure, IP networking and messaging and other networking infrastructure. Wireless networks represented 43% of total revenues for the quarter and have grown year-to-date by 41% over the first three quarters of 2005. IP Networking and messaging was 21% of total revenues for the quarter. Our new media server products are included in the IP networking and messaging market.

                  25%, or $20.2 million, of third quarter revenues were from our Commercial Systems market which in total grew 19% over the same period last year. This market includes medical imaging and diagnostic systems, test and measurement equipment, transaction terminals, and semiconductor and manufacturing capital equipment. Medical systems represented 11% of total revenues for the quarter and have grown year-to-date by 24% over the first three quarters of 2005.

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                  Our top five customers for the quarter were Avaya, Comverse,
                  Nokia, Nortel and Philips Medical. Collectively, our top five customers represented about 69% of our revenue for the quarter. Nokia represented 43% of third quarter revenues across a number of diverse wireless programs. From a geographic perspective, approximately 52% of our revenue was from Europe, 32% from North America, and 16% from Asia Pacific. Asia Pacific revenues as a percent of total revenues decreased sequentially due to one of our large multi-national wireless customers taking a lower percentage of product deliveries in Asia in the third quarter.

                  I also want to provide an update on our manufacturing plans. As we mentioned on our call in July we are disengaging from our manufacturing partner in Monterey, Mexico. Our plan is to be fully transitioned out of that plant by the end of the year and move our higher volume products to Foxconn, our manufacturing partner in China. As most of you know, the majority of our revenue is currently outsourced to Foxconn and our partnership with them is going very well. Our remaining lower volume products will be moving back to our facility in Hillsboro for the near-term. In addition, our manufacturing partner in Charlotte, North Carolina has decided to close this facility where some of our legacy products are currently manufactured. We are working on a plan to transfer production from this facility to other sites. Our manufacturing strategy remains to outsource our higher volume products.

                  Finally, today we announced two organizational changes intended to strengthen our focus and performance on process and operations. Effective after the filing of our third quarter 10-Q, Julia Harper will be assuming a new role within the Company as Vice President of Corporate Operations. At the same time, Brian Bronson, currently our Vice President of Finance and Business Development will succeed Julia and become the Company's Chief Financial Officer. We expect these changes to take place the week of November 6, 2006.

                  Julia, our company's Chief Financial Officer since 2001, will become the Vice President of Corporate Operations and will be responsible for the design and implementation of an efficient and cost-effective global operations capability that supports the Company's core strategies. In this role, Julia will oversee manufacturing operations, IT, systems and facilities to design and implement a comprehensive operations capability that gives RadiSys a competitive advantage in the market. This is a key new role at RadiSys intended to accelerate our progress in implementing a cohesive operating capability that supports the company's core strategies of providing market leading new products and platforms, on a global basis, at highly competitive levels of cost, quality and service. Keith Lambert, Vice President of Manufacturing Operations, will report to Julia in her new role.

                  We have significant new opportunities opening in front of us and we require a flexible and competitive operations capability to seize these opportunities. We've made good progress over the past few years on outsourcing and now require even greater focus on the end-to-end design of our global operations. Julia's strong financial and operational background is extremely well suited to direct our manufacturing and IT leadership teams to drive towards world-class capability for RadiSys that fully supports our strategies.

                  At the same time I'm happy to announce Brian Bronson, currently our Vice President of Finance and Business Development, will succeed Julia and become our Chief Financial Officer. Brian joined RadiSys in 1999 and has been an officer of the Company since 2000. Prior to his current role, Brian held the position of Treasurer and Chief Accounting Officer for the Company. Before joining RadiSys, Brian held a number of financial management roles at Tektronix, Inc. where he was responsible for investor relations, finance and accounting functions for both domestic and international operations. Prior to Tektronix, Brian practiced as a Certified Public Accountant with the accounting firm Deloitte and Touche. Brian holds a bachelors degree in Business Administration and Communications from Oregon State University.

                  With over 13 years practicing in finance, including seven years of superb financial leadership at RadiSys, I have the highest confidence in Brian's capabilities and in-depth financial expertise. Brian has also built very effective relationships with our investors, external

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                  advisors and, importantly, the RadiSys management team. With
                  Brian's financial background, knowledge of RadiSys and proven ability to work with key constituencies he will make an excellent CFO for RadiSys.

                  With that, I'd now like to turn the call over to Julia, who will give you some additional information about our third quarter financial results.

Julia Harper:     Thanks, Scott. As Scott mentioned previously, our GAAP revenue for the third quarter totaled $81.4 million. Our GAAP net loss for the quarter was $13.3 million, or $0.62 per share.
                  Non-GAAP net income was $4.6 million or $0.18 per diluted share. As detailed in the non-GAAP reconciliation in our press release, non-GAAP net income excludes the effect of Convedia-related acquisition expenses and stock-based compensation expense. Convedia-related acquisition expenses for the third quarter include five major items:

                  The first item is a write-off of in-process R&D of $14 million. This is a one-time charge that will not be repeated in our ongoing financial statements.

                  The second item is the amortization of acquired intangible assets of $1.4 million. This will increase to an expected full quarter level of $4.1 million going forward into 2007.

                  The third item is amortization of deferred compensation of $156 thousand related to stock compensation. This deferred compensation is tied to Convedia's employee option acceleration at the time of closing, and will continue on as an expense for the next eleven months at $156 thousand per month or $469 thousand per quarter. This quarterly expense will be spread between cost of goods sold, R&D expense and SG&A expense as follows: $25 thousand to COGS, $160 thousand to R&D and $284 thousand to SG&A expense.

                  The fourth item is integration expense of $155 thousand included primarily in the SG&A expense line. We expect to incur about $500 thousand of integration related expenses in the fourth quarter as we ramp our integration efforts.

                  And the fifth and final item is $1 million in purchase accounting adjustments for fair value accounting treatment of Convedia assets. These adjustments relate primarily to the write up of Convedia's inventory to market value and to the valuation of backlog amortized to cost of goods sold. We expect these purchase accounting adjustments to total approximately $850 thousand in the fourth quarter.

                  Stock-based compensation expense in the third quarter was $1.8 million, of which $224 thousand was booked to cost of goods sold, $452 thousand to R&D, and $1.1 million to SG&A expense. Stock-based compensation expense is expected to be $2.1 million in the fourth quarter, of which $250 thousand will be recorded in cost of sales, $540 thousand in R&D, and $1.3 million in SG&A expense. The increase of $300 thousand from the third quarter is due primarily to the addition of a full quarter of stock based compensation expense for Convedia employees. As we have stated previously, our stock compensation projections can vary depending on variables like number of grants issued, stock price and interest rate volatility.

                  As Scott mentioned earlier on the call, our non-GAAP diluted earnings per share of $0.18 for the third quarter includes Convedia's net loss before taxes of $210 thousand and excludes forgone interest income of approximately $500 thousand or $0.02 per diluted share before taxes. In addition, our non-GAAP tax rate decreased to 8% from our prior estimate of 28%, resulting in a favorable earnings impact of $0.04 per share. Adjusting for these items, our third quarter non-GAAP results are in line with our earnings guidance provided on our July call.

                  Our GAAP gross margin percentage for the third quarter was 25.4% and our non-GAAP gross margin rate was 26.8%. We had expected a gross margin of around 27% for the quarter. The positive gross margin rate impact related to Convedia was more than offset by unfavorable changes in product mix during the quarter. We currently expect our GAAP gross

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                  margin percent for the fourth quarter to be around 27%, which is reduced by $1 million or 1.5 points for about $750 thousand of purchase accounting adjustments and $250 thousand of stock compensation expense. The expected fourth quarter purchase accounting adjustments include the sale of inventory that was marked up to fair value at close along with adjustments for deferred revenue and amortization of backlog. We expect our fourth quarter non-GAAP gross margin percent to improve from the prior quarter by about a point and a half - to 28.5%, as we expect to have a more favorable product mix and will record a full quarter of shipments for our higher-margin media server products. (A reconciliation of non-GAAP information to GAAP information is included on page 15 of this Exhibit 99.2.)

                  GAAP R&D and SG&A expenses totaled $20.8 million in the third quarter, which is up approximately $600 thousand from the second quarter. Non-GAAP R&D and SG&A expenses totaled $18.9 million, down just slightly from $19.0 million in the prior quarter. GAAP R&D expense was $10.4 million or 12.7% of sales including stock-based compensation and deferred compensation expense of around $500 thousand, and is down slightly from $10.7 million or 12.7% of sales in the prior quarter. Non-GAAP R&D expense was $9.9 million or 12.1% of sales, which was down about $500 thousand from the prior quarter due to lower incentive compensation and project-related expenses. GAAP SG&A spending was up $930 thousand from the prior quarter and up as a percentage of sales from 11.2% to 12.8%. The increase is due to the addition of expenses associated with our media server business. We are currently expecting fourth quarter GAAP R&D and SG&A expenses to be up by about $2.5 million from the third quarter as we will have a full quarter of operating expenses for the media server business, increased acquisition related costs of approximately $700 thousand and increased stock compensation of approximately $300 thousand.

                  Our legacy intangible amortization excluding Convedia related intangibles was $134 thousand in the third quarter and we expect it to continue at this level through next year.

                  Our GAAP non-operating income for the third quarter was $2.2 million, which is down from $2.7 million in the second quarter. The decrease of $500 thousand is due to the previously mentioned forgone interest income related to the purchase of Convedia. We expect GAAP non-operating income to be about $1.6 million in the fourth quarter, including a one-time gain of $400 thousand for a supplier related class action litigation settlement.

                  Our third quarter GAAP tax rate was just under 1% and our non-GAAP tax rate was 8%. Our non-GAAP tax rate was lower than the previously expected 28% due to reduced full-year income projection reduction. We estimate our fourth quarter GAAP tax rate to be 31% and our non-GAAP tax rate to be 22%; however this can vary depending on our revenue and earnings mix in the fourth quarter.

                  Our basic weighted average shares, used to calculate our GAAP loss per share, increased to 21.3 million in the third quarter from 21.0 million in the second quarter. Our fully diluted shares increased to 26.4 million in the third quarter from
                  26.0 million in second quarter. The increase in overall weighted average shares this quarter is attributable to the issuance of shares for stock option exercises and ESPP purchases by our employees. We expect our basic share count to be around 21.6 million in the fourth quarter.

                  Moving to the balance sheet, our total cash and investments decreased by $91 million to $152 million at the end of the third quarter, as we incurred cash outlays of $106 million related to the Convedia acquisition. Excluding the Convedia acquisition, we generated $10.7 million in cash for the quarter. Net cash, which we define as cash and investments less our convertible debt at face value, was $50 million at the end of Q3.

                  Our trade receivables decreased by $3.6 million to $53.9 million on a revenue decrease of $3.1 million. Day sales outstanding for the third quarter was down by 2 days to 60 days and we expect a DSO in the mid-60's in the fourth quarter.

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                  Our net inventory balance increased $5.7 million from the
                  prior quarter to $21.3 million in the third quarter for two main reasons. We increased finished goods buffers to allow for better responsiveness for key customers, and we added inventory as a result of the acquisition of Convedia. Inventory turns were 11.4, which is down from 15.6 turns in the prior quarter. We expect to see inventory increase by as much as $10 million in the fourth quarter as we purchase additional inventory to manage the production transfers out of the Monterey, Mexico and Charlotte, North Carolina plants. A portion of this increase will be temporary but some of it will be required on an ongoing basis to support the production we are bringing back to Hillsboro.

                  Capital expenditures were $1.3 million and depreciation expense was $1.2 million in the third quarter. We expect them to stay at approximately this same level in the fourth quarter.

                  Our cash cycle time decreased to 12 days from 16 days in the prior quarter. This is mostly due to an increase in days to pay related to late timing of some significant inventory receipts and some acquisition related payables. We expect cash cycle time to increase into the low 20's in the near term. Based on our projected operating results for the fourth quarter, anticipated inventory increases, and the reduction of acquisition related accounts payable, we expect fourth quarter cash and investments to decrease from the third quarter by between $5 and $10 million.

                  Before I turn the call back over to Scott, I want to say that I am very excited about my new role with the company. I have really enjoyed very much my tenure in the CFO position and it has been a pleasure working with all of you. We are fortunate to have an excellent successor in Brian Bronson and I know that I am leaving you in excellent hands with him. With that I'll turn it back over to Scott to talk about the outlook for Q4.

Scott Grout:      Regarding our outlook for the fourth quarter, please note that this is our view as of today, and it is a forward-looking statement subject to risks and uncertainties as discussed previously and in our press release made available earlier today.

                  We expect revenues in the fourth quarter to be between $57 and $63 million. The projected decrease in the fourth quarter revenue is due to recent reductions in requested deliveries from a large wireless customer. These reductions are driven by their efforts to significantly reduce inventory levels, including buffer inventories that were used to support a successful RoHS conversion, as well as lowered demand projections for systems into which we supply content. We do not believe there is a fundamental change in our wireless business and currently project revenues to return to higher levels in 2007, although they will likely continue to vary quarterly. While I am disappointed in the expected sequential decline, the mid-point of our revenue guidance for the fourth quarter will bring us to annual GAAP revenue of $292 million for 2006 versus $260 million in 2005. This represents year-over-year revenue growth of 12% for the company. As you recall, at the beginning of this year, our expectation was to deliver modest revenue growth for 2006 and while our quarterly revenues have varied, we do expect to deliver double-digit growth for the year, which is better than our expectations at the beginning of the year.

                  We currently expect fourth quarter GAAP results to be a loss in the range of $0.28 to $0.33 per share and we expect our non-GAAP results to be a loss in the range of $0.04 to $0.09 per share. Our non-GAAP results exclude a loss of approximately $0.24 per share primarily attributable to the impact of Convedia-related acquisition expenses and stock-based compensation expense. Our press release issued today includes a reconciliation of fourth quarter guidance GAAP loss per share to non-GAAP loss per share.

                  While I am disappointed with the projections for the fourth quarter, I'm pleased with the expected results for the full year and excited by our continued meaningful design win traction that we believe will fuel growth going forward. We believe that the market acceptance and enthusiasm around our new products remains strong and that our solutions are enabling our customers to bring better products to market, faster and at a lower total cost.

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                  With that Brook, I believe we are ready to open the call up for Q&A.

Operator:         At this time, I would like to remind everyone if you would like to ask a question, please press "*" then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                  Your first question comes from David Duley with Merriman.

David Duley:      Could you just touch base a little bit on what kind of market growth you might expect in 2007 now that we've lowered the bar pretty dramatically for the fourth quarter? Can we grow double digits in 2007?

Scott Grout:      We're not prepared to talk about 2007 yet. Clearly the results for Q4 were driven by a customer making some pretty significant adjustments. As I had mentioned, we expect for their demand to return to more normal levels in `07. So this is something that is happening in the fourth quarter and we're not concluding that it causes difficulties going forward.

                  But again, we're not ready to say what '07 looks like yet.

David Duley:      Regarding this particular customer, this is the second time this year that they have caused a major hiccup in your results. I thought there were programs put in place to keep this kind of event from catching you by surprise. I'm just wondering why this is coming up suddenly, as a surprise.

Scott Grout:      So we're working closely with the customer to get a better handle on demand-forecast, inventory levels and how we appropriately manage the overall supply chain.

                  I think this year we clearly had an extraordinary event for the whole industry around RoHS and RoHS conversion. It went very well across-the-board and it went very well for this customer. So when they find themselves in a position of concluding their preparations for that we can back those out.

                  So there were some events that occurred this year that are not going to be repeat events going forward. That being said, we need to continue to work hard to improve our engagement in understanding their processes.

David Duley:      Because in Q1 this happened and there were a bunch of
                  processes put in place to keep it from happening again, and here it is happening again. I don't understand why it caught you by surprise. I was just wondering if you can give us a little bit more detail about some of the things that you put in place that didn't work to monitor this situation or what your going to do differently.

Scott Grout:      Well, again, I would point to fact that there have been
                  improvements made and there have been some one-time events that the process is not well equipped to capture. If you recall, in Q4 last year, we also experienced a similar phenomenon as in Q4 this year; but, on the flip side of that, in Q2 and Q3 we saw pretty significant strength.

                  I am not at all satisfied with our ability to get the right kind of visibility into this and while we have made improvements, there's going to be significant focus on making further improvements going forward.

David Duley:      With all of this volatility and particularly this customer -
                  do you really understand what your core business run rate is here? It seems like one-time events take the number down and one-time events, like this RoHS thing, take them up. Is there any way to gauge what the ongoing levels of business are at this customer?

Scott Grout:      I actually think we have a reasonably good sense of what the core ongoing business is with them, i.e., what they are shipping out the door. It's the forecasting process and changes to inventory strategies that make it a little bit volatile. I do believe, though, that we've got a good sense of their core business and our core business with them.

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Julie Harper:     If you just take all four quarters, assuming our projection for Q4 is right, it averages out to somewhere between $25-30 million a quarter. I think you can say on average, we believe that this is a normalized run rate - if you adjust for these inventory hiccups.

Scott Grout:      And for the year it came in about where we expected - or even a little bit better than we expected at the beginning of the year. So I clearly understand the pain and anguish this causes us, them, investors, etc., and we are committed to working hard to make processes better going forward.

David Duley:      I'd like to talk about one other thing. I notice you talk
                  about the design funnel now. And there's two things I've noticed, 1) it's a range and historically you haven't given a range and 2) when you talk about when it's going to ramp, the words "towards the end of '07" are used rather than mid to late '07. I was wondering if you might be able to comment on that.

Scott Grout:      On both items, we decided this quarter to use a range - the numbers are getting big enough and again, we're pretty happy about it. We scrub it really well and keep it up to date. But because the number is becoming big enough, we thought it was appropriate to bracket and put a range around it. Thinking about it from a mid-point perspective is a good way to think about it. But there is definitely upside and there is definitely some downside to it. So we wanted to put the range in there.

                  With respect to timing, our customer development programs are going well, and as we get closer to actual deployment, we get a little bit better resolution on our opinion of when we think revenues are actually going to begin to ramp. And now coming closer to that, our best view is towards the end of '07.

Operator:         Your next question comes from Matt Petkun with DA Davidson.

Matt Petkun:      A couple of questions. First, just one really quick thing,
                  Scott, I missed what you said the contribution was from IP networking and messaging as a percentage of total revenue.

Julia Harper:     21%.

Matt Petkun:      Where will we see the Convedia revenues when they start coming in?

Julia Harper:     They're in that bucket.

Matt Petkun:      The other question goes back to the design win funnel or
                  pipeline. It's been a year now since you first started breaking out this metric, and I think a year ago you said that you had about $200 million over the first three years of deployment. How much of that $200 million has been recognized in revenue already? I assume it's a very small portion?

Julia Harper:     Yes, a very small number.

Matt Petkun:      Are you willing to even state what that number is?

Scott Grout:      No. It is a small number. When we provide this number, we will continue to back out actual revenues realized against it.

Matt Petkun:      So there are two years left of that initial portion of the funnel. How is that looking? With those initial customers, what have you learned about timing in general for Next
                  Generation products in deployment?

Scott Grout:      So just one point of clarification and it's difficult to
                  describe this. The cumulative amount is for the first three years of customer deployment. So that wouldn't be '06, '07 and '08. Some programs might be '08, '09 and '10. So it's the first three years of our customers' deployment.

                  Overall, it's going well. Commitment to ATCA remains very strong. The funnel of new business opportunities is good. Our customers are investing and spending significant dollars, taking our products and turning it into products for themselves. I do expect a pretty classical rollout of it. Rollout taking 18 to 24 months for them to get the first product out there, put it in the field, make sure that they shake the bugs out and then begin to ramp into deployment. So it's coming in about what we would expect for the first generation. I am hopeful that when they use ATCA for the second time, the third time, the fourth time, that cycle can be reduced.

                  Overall I'm pleased with the commitment of the market place, our customers and the progress that they're making.

Matt Petkun:      Any meaningful changes from the competitive front in terms of marketing these products? And what that might mean for gross margin as the funnel continues to expand?

Scott Grout:      With our addition of Convedia and the media server products and, now, taking media server software and putting it onto ATCA, that gives us a broader set of products and technologies and therefore a stronger competitive position.

                  If you look at our ATCA against our competitors' ATCA, we do have a lead today in 10 Gig and dataplane and we're holding onto that reasonably well. But over time, our competitors will catch up. So that competitive position is a little bit stronger with the addition of media processing and our media server business. We're enjoying a pretty strong position right now in the market place.

Operator:         Your next question comes from Sid Nargundkar with Cowen &
                  Company.

Sid Nargundkar:   I was just wondering if you could also provide the wireless segment breakout for the quarter.

Julia Harper:     43%.

Sid Nargundkar:   I was also wondering what the Q4 gross margin guidance would be without the Convedia impact to compare to historical results.

Julia Harper:     We're not going to breakout the Convedia impact, but we do believe our organic gross margin is up for the quarter.

Sid Nargundkar:   Do you still have the same kind of outlook for the gross
                  margin on that large pipeline? You may have mentioned gross margin in the thirties before, is that still what you're looking for?

Julia Harper:     That hasn't changed.

Operator:         Your next question comes from Ted Jackson with Cantor
                  Fitzgerald.

Ted Jackson:      First of all, Julia, Brian, congratulations on your
                  promotions.

Julia Harper:     Thank you Ted.

Brian Bronson:    Thank you Ted.

Ted Jackson:      I have a few questions for you. The first one would be going into the guidance for the fourth quarter. A little bit different of a twist relative to the initial line of questioning.

                  When you had the struggle with the fourth quarter last year, that customer had been kind enough to work with you to go through their inventory situation and gave you a very good look-see into what they had, where they had it, when it was going to be sold through and it was very beneficial for you in terms of managing your business in the first half of this year. The question is, given the deja vu nature of this, is there any chance that you'll get a similar look underneath the skirt?

Scott Grout:      Definitely. So we'll get a very good view of current plans, and their revisions to targets. So at the risk of being repetitive, we had RoHS coming in as a new item, and some pretty aggressive targets being set out that are different than the rest of the year.

Ted Jackson:      I've actually talked to some other people who supply within that organization, and they've been making some commentary that would lead me to believe that they're having some similar issues, but they've laid the blame more on the pending merger with Siemens, and I'm curious, do you believe that has any impact in terms of your fourth quarter guidance?

Scott Grout:      It's inappropriate for us to speculate on that.

Ted Jackson:      The next question would be on the movement of some of the
                  manufacturing from Mexico and North Carolina. And given the efforts that the Company went through in terms of reorganizing its manufacturing processes and how RadiSys managed through that, given some of the hiccups and difficulties behind it, what do you see as the financial impacts on inventory and obsolescence relative to the move back to Oregon?

                  Is there a chance you're going to keep it there permanently? If you could spend a little time talking more specifically on how you see that impacting your business model if you have to bring some of this manufacturing back in house.

Julia Harper:     So we've got quite a bit of that baked in for Q4. We're not expecting to have any significant inventory issues, but we probably have been more conservative in how we're estimating that in Q4 in terms of some potential impact, because there is always a little bit when you do these things. Obviously, we are going to be spending some cash as we bring some inventory in here both from Mexico and from Charlotte, part of that is just going to be a temporary impact, but it will definitely impact cash flow for a quarter or two. Then, for the most part, that will bleed back down quite a bit to a more normal run rate level that we need to keep on hand to support the small portion of production that we're going to keep here at Hillsboro.

                  The short answer is, longer term there is not a significant impact to us, but in the near term, I think the biggest impact has to do with inventory and cash flow.

Ted Jackson:      Are you comfortable that you have the capacity and the
                  facilities to handle this? Certainly you put a fair amount of effort into lightening the load.

Julia Harper:     Yes. But certainly for the stuff coming back from Mexico,
                  we're in good shape. The one that we're still working on, in terms of what our plan is going to be, is what's coming back from Charlotte. That one is more of a question mark as to whether it would come back here or we would be doing something different with that. I do think we have the capacity to handle it here, if we made that decision, I just don't know if we're going to make that decision yet.

Ted Jackson:      Next question on the ATCA front - to the level that you all would feel comfortable or willing to talk, could you give us a sense in terms of what portion of your revenue is coming from ATCA either in the most recent quarter or even just year-to-date?

Scott Grout:      So today it still remains a pretty small percentage of
                  revenue. We are shipping quite a few systems to many different customers but on a development basis, one or two systems at a time to support their development program, but there is really no meaningful revenue coming from ATCA at this point.

Ted Jackson:      I think that last year your aggregate in ATCA revenue was
                  maybe around $2 million. Even though it's insignificant in terms of your aggregate Company and total revenues, have you seen a significant uptick in the design activity?

Scott Grout:      On a percentage basis, definitely. But again, as a share of total revenue we are not.

Ted Jackson:      Then my last question is in reference to the Convedia
                  acquisition. To the level you'd be able to comment on it, could you give some color in terms of how Convedia's performance was vis-a-vis their plan, not including the impact of RadiSys' purchase of Convedia, in the just-completed quarter and to the level, even if it's just qualitatively kind of what you're looking at.

Scott Grout:      I'll touch the qualitative piece first and then circle back.
                  As you would hope, I spent the first three or four weeks after the deal closed on the road with Convedia's customers in Asia and North America and Europe and I have to say in total I was very pleased with the position they have with customers. Lot's of value for the product. A lot of respect for the team. Like the kind of service and support that Convedia is providing. I like the programs that they're engineered into very well. So in terms of sitting face-to-face with many of their customers, I like what I saw. In terms of the overall team, a very strong team. R&D is great, technical support is great. The integration has gone really well with them. A really important criterion is cultural match, we expected that to be good and it's proving out to be pretty good.

                  In terms of specific financial performance, we won't be reporting specific financial performance. The main reason is this, the media server market or Convedia is still in a small and developing market and all of their competitors do not disclose financial information, and it is competitively very disadvantageous for us to be going out there disclosing the size of their business and what they're doing. But I can tell you qualitatively they're already adding to RadiSys and our expectation is that grows over time.

Ted Jackson:      Can you just tell me whether or not per calendar third quarter if they've made their budgets and if you're expecting to see growth out of their business if you looked at it as a whole?
                  Can you tell me whether or not you expect to see their business grow in Q4 relative to Q3?

Scott Grout:      I'm probably just not going to go there.

Ted Jackson:      Well that was my last question.

Scott Grout:      So don't read anything into it. I just don't want to get into that pattern.

Ted Jackson:      So you don't want me to go out and tell everyone that Convedia missed and is going to zero?

Operator:         Your next question comes from George Melas with Lord Abbot.

George Melas:     Can you talk a little bit about the reaction of your customers to the Convedia acquisition and whether you were actually going back to some of them, especially your historical design wins, to indicate that RadiSys has a broader product/solutions offering right now? Maybe it's not fully integrated at this point, but RadiSys hopes to get there. Is that something that you're doing or am I just barking up the wrong tree?

Scott Grout:      Definitely that is something we're doing. So there are a
                  number of areas of benefit that we expect to get by combining the two companies together. One of the most significant of which is they've got great customers that we don't sell to today that we want to and we've got great customers that they don't sell to today that they want to. So a significant amount of the integration effort is really cross-training our sales team, getting our sales people up and able to sell their product and vice versa. So that is a meaningful area of synergy and benefit that we expect to see. That being said, when we looked at the business model for the combined two companies, we didn't count on or assume a lot of that particular synergy, but we want that as upside.

                  So we sell to a very similar kind of customers, very similar kind of model between an ATCA system and a media server system, and now we can do packet processing and media processing and computation, IO, etc. So I know it's a long-winded answer, but you hit the nail on the head in terms of very critical area of benefit.

George Melas:     Okay. Is the design work of your customers too far along to actually integrate the Convedia product or is that not the case?

Scott Grout:      So not really the case. I think for deals that we have closed, now circling back and saying we can help you with your media server processing requirements is definitely an opportunity.
                  Although we don't talk about this, we do talk about closed design wins or the funnel of new business opportunities and it is still extremely strong. So there is a whole bunch of new business out there for us to compete for and you can include media processing in that.

George Melas:     Then a quick question on the guidance for the fourth quarter, specifically, the revenue guidance. If you exclude that one very big customer, are we talking about up-guidance or down? I don't know if you can say that and I can find out what it is.
                  Where were they in their fourth quarter of '05 compared to the fourth quarter of '06? Excluding that major customer, are we talking about a sort of flat revenue number?

Scott Grout:      Obliquely, yes, the rest of customers are up in total.

Operator:         Your next question comes from Manish Vora with Monness,
                  Crespi, Hardt & Co., Inc..

Manish Vora:      Just another question on the fourth quarter margin, the number
                  I think you said was 28.5%, is that correct?

Julia Harper:     That's non-GAAP, yes.

Manish Vora:      I'm just trying to get an understanding that if the business and the wireless customer that we're seeing the decline in Q4, tended to have lower margins overall, lower than the corporate average margins, then I was expecting that margin to be higher given the decline in revenues.

Julia Harper:     I think that would be a fair conclusion for you to draw.

Manish Vora:      So then the 28.5% margin, is that reflecting these
                  manufacturing issues weighing on the margin a little bit in Q4?

Julia Harper:     Yes, it is. (A reconciliation of non-GAAP information to GAAP information is included on page 15 of this Exhibit 99.2.)

Manish Vora:      Is there anything else? For other businesses, we're seeing pipeline declines or ASP issues.

Julia Harper:     No. Not really. I say the other stuff is pretty much
                  steady-as-you-go.

Operator:         Your next question comes from Joan Tong with Sidoti & Company.

Joan Tong:        A couple of questions here. When you discussed the movement in the manufacturing facilities, you mentioned that you don't expect any significant upticks in gross margin given that you're moving stuff to China and out from your Mexico facility and that this is going to take a couple of quarters for you to ramp, should we expect to see the gross margins back to maybe a 30% to 32% level? Is that what you're trying to say? I'm trying to get a better understanding of what's going on there.

Julia Harper:     I think the question that was asked was would we see further declines to our margin as a result of the incremental costs associated with this. I said that we really didn't expect to, but that we did expect to have a near term impact in terms of inventory levels and cash flow.

Joan Tong:        So do we expect, going forward, gross margins would extend from the low point that we saw in this quarter?

Julia Harper:     We hope that there's upward pressure on our gross margins. It varies a lot depending on product mix, and so it's really hard for me to sign up for something when we have as limited a visibility window as we do and just don't know what our mix is going to be in any given quarter.

Joan Tong:        In terms of '07, I understand that you don't want to give out guidance at this point, but in terms of the market, when you are looking at the environment out there, are we seeing that we are looking at the same type of year-over-year growth as we experienced from'05 to '06 for '06 to '07? Are you looking for maybe a high single digit or a low double digit rate? Or are we pretty much looking for pretty much the same level? Any qualitative comments that you can talk to?

Julia Harper:     We're not really ready to talk about what we see in '07 in terms of how it might compare to '06. But I would say that we're not seeing anything that I would describe as scary in terms of things going backwards on us.

Joan Tong:        But what kind of comfort level do you have? You said that your revenue is going to go back up to a higher level, helped by the wireless factor. Is it going to go back up? What kind of assumptions do you have there and how comfortable are you with this type of statement?

Julia Harper:     I'm very comfortable that it will go back up. I'm not very comfortable about how much I think it will go back up.

Joan Tong:        Is the visibility still three months out? Do you have any
                  visibility beyond three months?

Julia Harper:     It's really 60-90 days, and beyond that, I really think our customers don't have very good visibility.

Operator:         Your next question comes from David Duley with Merriman.

David Duley:      Last time you guided towards a roughly $60 million midpoint quarter, which happens to be the last time you had problems with this particular customer. You did $62 million in the fourth quarter of 2005 and you had cash EPS at $0.12. Now there's a big difference between the guidance now and the results back then. I was wondering if you might be able to compare those two quarters, since they're same level of revenue and let us understand how the EPS went from one number to another.

Julia Harper:     Well, so the obvious answers to that are we've probably got quite a bit of media server business expense in there and that is incremental over what we had last year. We've also been growing our organic expenses, primarily R&D, to higher levels this year and that's going to be quite a bit higher than it was in the fourth quarter of last year. I don't know off the top of my head how the margin rate compares, but there could be margin rate differences in there, as well. And then the last item is obviously we've got a lot less cash in the bank that we're earning non-operating income on and so that's going to create a difference for you on the bottom line as well.

David Duley:      I got your revenue guidance and I heard you say for fourth quarter the gross margins would be 28.5%. Could you fill in the pieces of the income statement for us again on the GAAP basis, including the SG&A and R&D expenses? Because you were going back and forth between non-GAAP and GAAP and I just want to make sure I have the right numbers.

Julia Harper:     So you want SG&A and R&D estimates for Q4?

David Duley:      Yes.

Julia Harper:     For GAAP or non-GAAP?

David Duley:      Why don't you give the non-GAAP numbers first.

Julia Harper:     In total, we're expecting them to be up about $2.5 million on a GAAP basis.

David Duley:      From what was reported this quarter?

Julia Harper:     Yes.

David Duley:      And then the non-GAAP number? Because that's the number that you're trying to steer us towards with this loss of $0.09 to $0.04 is the non-GAAP, so I just need to make sure I have those pieces of the puzzle right.

Brian Bronson:    You're talking about up $1.5 million sequentially. (A
                  reconciliation of non-GAAP information to GAAP information is included on page 15 of this Exhibit 99.2.)

Julia Harper:     Which is mainly the impact from a full quarter of Convedia.

David Duley:      Then the R&D numbers? Was that total SG&A that you gave me or total operating expenses?

Julia Harper:     That was total operating expenses.

David Duley:      Did you give guidance for interest income?

Julia Harper:     We did not.

David Duley:      Is there a guess there?

Julia Harper:     It's probably going to be between a $1.5 million and $1.8
                  million.

Operator:         Your next question comes from Matt Petkun with DA Davidson.

Matt Petkun:      As a follow up to Dave's questions, as you looked at this
                  funnel and the requirements of serving, say, 50 customers versus 5 customers that make up approximately 69% (or maybe it was even lower than that) but a high percentage of your business, what needs to happen in SG&A between now and, say, 18 months from now in terms of service and support for these customers and how far are you along that path?

Scott Grout:      The first comment that I would make is the big benefit that we're looking for is R&D to drive this much revenue and should be quite a bit more efficient. In terms of SG&A infrastructure to be able to support this, the sales side I actually feel pretty good about today. So I wouldn't expect as we grow revenues to have a meaningful increase in sales nor marketing.

                  Julia, if you want to comment a little on the G&A side. I would expect those up a little bit.

Julia Harper:     Maybe a little bit, although, we've got infrastructure in
                  place that's pretty solid. I think the biggest variable is going to be on the service side, and there may be some additional service infrastructure that we need to put in place to be able to service these full systems that we're going to be deploying into the market place in a big way.

Matt Petkun:      When you look at this market, at some point can you envision that service component actually carrying some sort of fee from your customers? Or is it way too far away for this?

Julia Harper:     No. I definitely think it should carry fees. So there will be incremental expense, but there should be incremental revenue, as well.

Scott Grout:      As you get into more sophisticated platform solutions, there will be meaningful opportunity for revenue behind that as well.

Matt Petkun:      Listening to the questions on the call, there's a lot of
                  watching what your large customers, existing customers, are doing today and then waiting for the large funnel to unfold over the next couple of years. Can you tell us what else is going on within your existing customer base, maybe more specifically on the wire line and maybe enterprise side, outside of wireless and how those markets look for the next couple of quarters?

Scott Grout:      So a couple of comments, we've been talking an awful lot about our Promentum products, which are ATCA but we also have our Procelerant COM-E or our commercial products that are doing very well. So a meaningful amount of design wins there. That turns to revenue a little bit faster as we're actually driving revenues.

                  Commercial overall has grown pretty nicely from '05 to '06. I don't want to comment on '07, but that looks to continue pretty nicely for us. Medical has grown very well. So for about the last year and a half or two years, that's been a strategic area of focus for us. So that's grown nicely for us.

                  On the wire line side, ATCA addresses that through things like VoIP, soft switches and broadly includes IPTV in there. Where we've historically had pretty little penetration into the wire line side of communication, we're seeing pretty fair penetration with ATCA into that business.

                  The last market would be enterprise. So our current run rate enterprise business continues to do pretty well. I would say that we've probably deemphasized that a little bit more over the last year or two, but with bringing Convedia in, they've got opportunity to bring media server or media processing capability into enterprise. So there I don't expect it to be dramatically up or a dramatically down.

                  So commercial is net growing nicely, medical growing nicely, our exposure to wire line growing pretty well and enterprise, potentially new exposure with media server.

Operator:         At this time there are no further questions. Mr. Grout, are there any closing remarks?

Scott Grout:      So I wanted to thank everybody for participation on the call and ongoing support of RadiSys. Thank you very much.

Operator:         Thank you. This concludes the RadiSys Q3 Earnings Release
                  Conference Call.

                                       END

The conference call contained certain statements that may be considered to have non-GAAP financial information as contemplated by SEC Regulation G, Rule 100.

Reconciliations for certain of these non-GAAP financial measures are included in our earnings release included as Exhibit 99.1 to this Current Report on Form 8-K.

We are also providing the following additional tables, which reconcile the non-GAAP financial information to the corresponding GAAP-based measures.

       RECONCILIATION OF ESTIMATED GAAP TO ESTIMATED NON-GAAP GROSS MARGIN
    AS A PERCENT OF ESTIMATED REVENUE FOR THE QUARTER ENDING DECEMBER 31, 2006
                                   (UNAUDITED)

                                           GROSS MARGIN
                                           ------------
GAAP                                            27.0%
                                             =======
    Purchase accounting adjustments              1.1
    Stock-based compensation                     0.4
                                             -------
Non-GAAP                                        28.5%
                                             =======

RECONCILIATION OF ESTIMATED GAAP TO ESTIMATED NON-GAAP INCREASE IN SG&A AND R&D
                EXPENSES FOR THE QUARTER ENDED DECEMBER 31. 2006
                            (IN MILLIONS, UNAUDITED)

                                                              ESTIMATE FOR THE
                                                             THREE MONTHS ENDING
                                                                DECEMBER 31,
                                                                    2006
                                                             -------------------
GAAP increase in estimated SG&A and R&D expenses                $      2.5
                                                                ==========
  Increase in Convedia acquisition-related expenses:
    Increase in amortization of deferred compensation                 (0.3)
    Increase in Integration expenses                                  (0.4)
                                                                ----------
       Total increase in Convedia acquisition-related exp.            (0.7)
                                                                ----------
    Increase in stock-based compensation                              (0.3)
                                                                ----------
Non-GAAP increase in estimated SG&A and R&D expenses            $      1.5
                                                                ==========